EXHIBIT 4.10

THE WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT (COLLECTIVELY, THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES OR BLUE SKY LAWS (“BLUE SKY LAWS”).  NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS WARRANT OR THE SECURITIES OR ANY INTEREST THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE BLUE SKY LAWS OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH BOTH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT NO REGISTRATION IS REQUIRED BECAUSE OF THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE BLUE SKY LAWS, AND ASSURANCES THAT THE TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION WILL BE MADE ONLY IN COMPLIANCE WITH THE CONDITIONS OF ANY SUCH REGISTRATION OR EXEMPTION.

WARRANT TO PURCHASE SHARES OF COMMON STOCK
OF
WITS BASIN PRECIOUS MINERALS INC.

Warrant No.: PH-5	Date: December 17, 2009

This certifies that, for value received, Pioneer Holding, LLC, or its successors or assigns (collectively, the “Holder”), is entitled to purchase from Wits Basin Precious Minerals Inc. (the “Corporation”), Two Million (2,000,000) fully paid and nonassessable shares (the “Shares”) of the Corporation’s common stock, par value $.01 per share (the “Common Stock”), at an exercise price of One Cent ($0.01) per Share (the “Exercise Price”), subject to adjustment as herein provided.  This Warrant may be exercised by Holder at any time from and after the date hereof until the date five (5) years from the date hereof, at which time all of Holder’s rights hereunder shall expire.

This Warrant is subject to the following provisions, terms and conditions:

1.           Exercise of Warrant.

(a)           Exercise for Cash. The rights represented by this Warrant may be exercised by the Holder, in whole or in part (but not as to a fractional share of Common Stock), by the surrender of this Warrant (properly endorsed, if required, at the Corporation’s principal office in Minneapolis, Minnesota, or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the Holder at the address of such Holder appearing on the books of the Corporation at any time within the period above named), and upon payment to it by cash, certified check or bank draft, electronic wire transfer or pursuant to the cashless-exercise provision of Section 1.(b) of the purchase price for such Shares.  The Corporation agrees that the Shares so purchased shall have and are deemed to be issued to the Holder as the record owner of such Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such Shares as aforesaid. Certificates for the Shares of Common Stock so purchased shall be delivered to the Holder within a reasonable time, not exceeding 30 days, after the rights represented by this Warrant shall have been so exercised, and provided that it is prior to the Termination Date, a new Warrant representing the number of Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be delivered to the Holder within such time.  The Corporation may require that any such new Warrant or any certificate for Shares purchased upon the exercise hereof bear a legend substantially similar to that which is contained on the face of this Warrant.

(b)           Cashless Exercise.  Upon receipt of a notice of cashless exercise, the Corporation shall deliver to the Holder (without payment by the Holder of any exercise price) that number of Shares that is equal to the quotient obtained by dividing (x) the value of the Warrant on the date that the Warrant shall have been surrendered (determined by subtracting the aggregate exercise price for the Shares in effect on the Exercise Date from the aggregate Fair Market Value (hereinafter defined) for the Shares) by (y) the Fair Market Value of one share of Common Stock.  A notice of “cashless exercise” shall state the number of Shares as to which the Warrant is being exercised.  “Fair Market Value” for purposes of this Section (b) shall mean the average of the Common Stock closing prices reported by the principal exchange on which the Common Stock is traded, for the ten (10) business days immediately preceding the Exercise Date or, in the event no public market shall exist for the Common Stock at the time of such cashless exercise, Fair Market Value shall mean the fair market value of the Common Stock as the same shall be determined in the good faith discretion of the Board of Directors, after full consideration of all factors then deemed relevant by such Board in establishing such value, including by way of illustration and not limitation, the per share purchase price of Common Stock or per security convertible into one share of Common Stock of the most recent sale of shares of Common Stock or securities convertible into Common Stock by the Corporation after the date hereof all as evidenced by the vote of a majority of the directors then in office.

2.           Transferability.  This Warrant is issued upon the following terms, to which Holder consents and agrees:

(a)           Until this Warrant is transferred on the books of the Corporation, the Corporation will treat the Holder of this Warrant, registered as such on the books of the Corporation, as the absolute owner hereof for all purposes without effect given to any notice to the contrary.

(b)           This Warrant may not be exercised, and this Warrant and the Shares underlying this Warrant shall not be transferable, except in compliance with all applicable state and federal securities laws, regulations and orders, and with all other applicable laws, regulations and orders.

(c)           The Warrant may not be transferred, and the Shares issuable upon exercise of this Warrant, may not be transferred without the Holder obtaining an opinion of counsel, which opinion of counsel is reasonably satisfactory to the Corporation, stating that the proposed transaction will not result in a prohibited transaction under the Securities Act and applicable Blue Sky Laws;  provided, however, that this Warrant may be sold or transferred to an Affiliate (as defined under Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) of the Holder without the Holder obtaining an opinion of counsel provided that (i) such assignee is an accredited investor within the meaning of the Securities Act, (ii) the Holder has given prior written notice to the Corporation.  By accepting this Warrant, the Holder agrees to act in accordance with any conditions imposed on such transfer by any such opinion of counsel.

(d)           Neither the issuance of this Warrant nor the issuance of the Shares issuable upon exercise of this Warrant have been registered under the Securities Act.

3.           Certain Covenants of the Corporation.  The Corporation covenants and agrees that all Shares which may be issued upon the exercise of the rights represented by this Warrant, upon issuance and full payment for the Shares so purchased, will be duly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue hereof, except those that may be created by or imposed upon the Holder or his property.  The Corporation covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Corporation will at all times have authorized and available, free of preemptive or other rights, for the purpose of issue upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the full exercise of the rights represented by this Warrant.

4.           Adjustment of Exercise Price and Number of Shares.  The Exercise Price and number of Shares are subject to the following adjustments:

(a)           Stock Dividend, Stock Split or Stock Combination.   If (i) any dividends on any class of the Corporation’s capital stock payable in Common Stock or securities convertible into or exercisable for Common Stock (collectively, “Common Stock Equivalents”) shall be paid by the Corporation, (ii) the Corporation shall divide its then-outstanding shares of Common Stock into a greater number of shares, or (iii) the Corporation shall combine its outstanding shares of Common Stock, by reclassification or otherwise, then, in any such event, the Exercise Price in effect immediately prior to such event shall (until adjusted again pursuant hereto) be adjusted immediately after such event to a price (calculated to the nearest full cent) equal to the quotient of (x) the number of shares of Common Stock outstanding immediately prior to such event, multiplied by the Exercise Price in effect immediately prior to such event, divided by (y) the total number of shares of Common Stock outstanding immediately after such event.  No adjustment of the Exercise Price shall be made if the amount of such adjustment shall be less than $.01 per Share; but any such adjustment not required then to be made shall be carried forward and shall be made at the time and together with the any subsequent adjustment(s) which, together with any adjustment(s) so carried forward, shall amount to not less than $.05 per Share.

(b)           Number of Shares Issuable on Exercise of Warrants.  Upon each adjustment of the Exercise Price pursuant to this Section, the Holder shall thereafter (until another such adjustment) be entitled to purchase, at the adjusted Exercise Price, the number of Shares, calculated to the nearest full Share, equal to the quotient of (i) the product of (A) the number of Shares issuable under this Warrant (as then adjusted pursuant hereto prior to the current adjustment), multiplied by (B) the Exercise Price in effect prior to such adjustment, divided by (ii) the adjusted Exercise Price.

(c)           Notice of Adjustment.  Upon any adjustment of the Exercise Price and any increase or decrease in the number of Shares of Common Stock issuable upon the exercise of the Warrant, then, and in each such case, the Corporation shall within 30 days thereafter give written notice thereof, by first-class mail, postage prepaid, addressed to each Holder as shown on the books of the Corporation.  Any such notice shall state the adjusted Exercise Price and adjusted number of Shares issuable upon the exercise of the Warrant, and shall set forth in reasonable detail the methods of calculation of such adjustments and the facts upon which such calculations were based.

(d)           Effect of Reorganization, Reclassification or Merger.  If at any time while this Warrant is outstanding there should be (i) any reorganization of the Corporation’s capital stock (other than splits or combinations of Common Stock contemplated by and provided for in Section 4(a)), (ii) any consolidation or merger of the Corporation with another corporation, limited liability company, partnership or other business entity, or any sale, conveyance, lease or other transfer by the Corporation of all or substantially all of its property to any other corporation, limited liability company, partnership or other business entity, which is effected in such a manner that the holders of Common Stock shall be entitled to receive cash, stock, securities or assets with respect to or in exchange for Common Stock, or (iii) any dividend or any other distribution upon any class of the Corporation’s capital stock payable in capital stock of a different class, other securities of the Corporation, or other Corporation property (other than cash), then the Corporation shall use its best efforts to ensure that, as a part of such transaction, lawful provision shall be made so that Holder shall have the right thereafter to receive, upon the exercise hereof, the number of shares of stock or other securities or property of the Corporation or of the successor entity (or, as applicable, a parent corporation of such successor entity) resulting from a consolidation or merger, or of the entity to which the property of the Corporation has been sold, conveyed, leased or otherwise transferred, as the case may be, which the Holder would have been entitled to receive upon such capital reorganization, reclassification of capital stock, consolidation, merger, sale, conveyance, lease or other transfer, if this Warrant had been exercised immediately prior to such capital reorganization, reclassification of capital stock, consolidation, merger, sale, conveyance, lease or other transfer.  In any such case, appropriate adjustments (as determined by the Corporation’s board of directors) shall be made in the application of the provisions of this Warrant to the end that the provisions set forth herein shall thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter deliverable upon the exercise of the Warrant as if the Warrant had been exercised immediately prior to such capital reorganization, reclassification of capital stock, such consolidation, merger, sale, conveyance, lease or other transfer and the Holder had carried out the terms of the exchange as provided for by such capital reorganization, consolidation or merger.

5.           Limitation of Exercise of Warrant.  Notwithstanding anything to the contrary herein, Holder may not exercise all or any portion of this Warrant during the time period and to the extent that the shares of Common Stock that Holder could acquire upon such exercise would cause the Beneficial Ownership (as defined below) of Common Stock held by Holder and its affiliates to exceed 4.99%.  The parties shall compute “Beneficial Ownership” of Common Stock in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.  Holder will, at the request of the Corporation, from time to time, notify the Corporation of Holder’s computation of Holder’s Beneficial Ownership.  By written notice to Corporation, Holder may waive the provisions of this Section 5, but any such waiver will not be effective until the 61st day after delivery thereof.  Nothing herein shall preclude Holder or its affiliates from disposing of a sufficient number of other shares of Common Stock beneficially owned by Holder or its affiliates so as to thereafter permit the exercise of all or any portion of this Warrant.

6.           No Rights as Shareholder.  This Warrant shall not entitle the Holder hereof to any voting rights or other rights as a shareholder of the Corporation.

7.           Loss or Mutilation.  Upon receipt by the Corporation from Holder of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Warrant and indemnity reasonably satisfactory to the Corporation, and in case of mutilation upon surrender and cancellation hereof, the Corporation will execute and deliver in lieu hereof a new Warrant of like tenor to Holder; provided, however, in the case of mutilation no indemnity shall be required if this Warrant in identifiable form is surrendered to the Corporation for cancellation.

8.           Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to its conflicts-of-law provisions.

9.           Amendments and Waivers.  The provisions of this Warrant may not be amended, modified or supplemented, and waiver or consents to departures from the provisions hereof may not be given, unless the Corporation agrees in writing and has obtained the written consent of the Holder.

10.         Successors and Assigns.  All the terms and conditions of this Warrant shall be binding upon and inure to the benefit of the permitted successors and assigns of the Corporation and Holder.

11.         Headings and References.  The headings of this Warrant are for convenience only and shall not affect the interpretation of this Warrant.  Unless the context indicates otherwise, all references herein to Sections are references to Sections of this Warrant.

12.         Notices.  All notices or communications hereunder, except as herein otherwise specifically provided, shall be in writing.  Notices sent to the Holder shall be mailed, hand delivered or faxed and confirmed to the Holder at his, her or its address set forth in the Corporation’s records.  Notices sent to the Corporation shall be mailed, hand delivered or faxed and confirmed to Wits Basin Precious Minerals Inc., c/o Mark D. Dacko, 900 IDS Center, 80 South Eight Street, Minneapolis, MN 55402-8773, or to such other address as the Corporation or the Holder shall notify the other as provided in this Section.

13.         Counterparts.  This warrant may be executed by the Corporation and attested to in counterparts.

In Witness Whereof, the Corporation has caused this Warrant to be signed by its duly authorized officer on the date first set forth above.

WITS BASIN PRECIOUS MINERALS INC.:

By:	/s/ Stephen D. King
Stephen D. King
Chief Executive Officer